                        EXHIBIT 99.1

CONTACT: STEPHEN THERIOT

                    (201) 587-1000

210 Route 4 East
Paramus, NJ 07652

FOR IMMEDIATE RELEASE – March 3, 2014

Vornado Enters into Agreement to Exchange the
Redeveloped Springfield Town Center for
$465 Million of Cash and Operating Partnership Units

Paramus, New Jersey …..VORNADO REALTY TRUST (NYSE:VNO) announced today that it has entered into an agreement to transfer upon completion, the redeveloped Springfield Town Center to Pennsylvania Real Estate Investment Trust (NYSE:PEI) (“PREIT’) in exchange for $465 million; comprised of $340 million of cash and $125 million of PREIT operating partnership units.

The 1.35 million square foot mall is located in Springfield, Fairfax County, Virginia.  The redevelopment is expected to be completed in the fourth quarter of 2014. The closing will be no later than March 31, 2015.

For income tax purposes, this transaction will be treated as a tax-free exchange.

Vornado will record a non-cash impairment loss of approximately $20 million in the first quarter of 2014.

Reference is made to Vornado’s  Current Report on Form 8-K filed March 3, 2014 for additional information about this transaction.

Vornado Realty Trust is a fully integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

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